Exhibit 23.8

CONSENT OF CONFLUENCE WATER RESOURCES LLC

To:	U.S. Securities and Exchange Commission

Board of Directors of 5E Advanced Materials, Inc.

Re:	Registration Statement on Form S-3 of 5E Advanced Materials, Inc. dated December 20, 2023 (“S-3”)

Escalante Geological Services LLC (“Escalante”), in connection with the S-3 consents to:

(i)

The filing and/or incorporation by reference by the Company and use of the Technical Report Summary titled “Initial Assessment Report (October 2023) on 5E Advanced Materials Fort Cady Project” with a revised report date of October 27, 2023, report date of May 11, 2023, and report effective date of April 1, 2023 (the “Technical Report Summary”) that was prepared in accordance with Subpart 1300 of Regulation S-K promulgated by the SEC, filed as Exhibit 96.1 to the Annual Report on Form 10-K/A;

(ii)

The use of and references to our name, including our status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the SEC), in connection with the S-3 and any such Technical Report Summary; and

(iii)

The use of any quotation from, or summarization of, the particular section or sections of the Technical Report Summary in the Form S-3, to the extent it was prepared by us, that we supervised its preparation of and/or that was reviewed and approved by us, that is included or incorporated by reference to the Form S-3.

Escalante is responsible for, and this consent pertains to Sections 3, 4, 5, 6, 7, 17 and 20 of the Technical Report Summary.

Neither the whole nor any part of the Initial Assessment Report (October 2023) nor any reference thereto may be included in any other filings with the SEC without the prior written consent of Escalante as to the form and context in which it appears.

Dated: December 20, 2023

By:	/s/ Steven Kerr
Name:	Steven Kerr, P.G., C.P.G.
Title:	Principal, Escalante Geological Services LLC